Exhibit 10.18

April 1, 2000

GameTech International, Inc.
Bingo Technologies Corporation
2209 West 1st Street, Suite 113-114
Tempe, AZ 85281

Gentlemen:

        This letter amendment (this "Amendment") is to confirm the changes agreed upon between Wells Fargo Bank, National Association ("Bank") and GameTech international, Inc. ("GameTech") and Bingo Technologies Corporation ("Bingo") (individually and collectively, "Borrower") to the terms and conditions of that certain letter agreement between Bank and GameTech dated as of August 19, 1998, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

        1.    The first paragraph of the Agreement is hereby amended to add and include Bingo as a "Borrower" as defined therein, and Bingo is hereby fully obligated for all obligations under, and subject to all covenants, conditions, provisions and agreements set forth in, the Agreement as if originally executed by Bingo. Unless otherwise set forth in the Agreement, each reference in the Agreement to "Borrower" shall mean Bingo and GameTech, collectively and individually.

        2.    The Agreement is hereby amended by deleting "March 31, 2000" as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date "April 2, 2001," with such change to be effective upon the execution by Borrower and delivery to Bank of a promissory note substantially in the form of Exhibit A attached hereto (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

        3.    Paragraph 11.4. is hereby deleted in its entirety, and the following substituted therefor:

          4.    Collection of Payments.    Borrower authorizes Bank to collect all principal, interest and fees due as of the date of this Agreement or otherwise under the Line of Credit by charging GameTech International, Inc.'s demand deposit account number 4159-539352 with Bank, or any other demand deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such demand deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower."

        4.    Paragraph III.1. is hereby deleted in its entirety, and the following substituted therefor:

          "1.    Legal Status.    GameTech is a corporation, duly organized and existing and in good standing under the laws of the state of Delaware, and Bingo is a corporation, duly organized and existing and in good standing under the laws of the state of Nevada, and Borrower is qualified or licensed to do business in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower."

        5.    Paragraph 1.2. is hereby deleted in its entirety, and the following substituted therefor:

          "2.  COLLATERAL:

          As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivables and other rights to payment, general intangibles, inventory and equipment. Additionally, Borrower hereby covenants and agrees to grant to Bank security interests of first priority in all personal property, of any entity acquired in any acquisition permitted or approved by Bank under this Agreement. Upon request by Bank, Borrower shall provide or cause to be provided to Bank addresses for all the locations of such collateral.

          All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of audits."

        6.    Paragraph V.3. is hereby deleted in its entirety, and the following substituted therefor:

          "3.    Financial Statements.    Provide to Bank, on a consolidated basis, all of the following, in form and detail satisfactory to Bank.

            (a)  not later than 120 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flows, and source and applicable of funds statement;

            (b)  not later than 45 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, statement of cash flows, source and application of funds statement, and an aged listing of accounts receivable and accounts payable;

            (c)  promptly, after the same are available, and in any event within five (5) days after filing, copies of all annual, regular, periodic and special reports and statements which Borrower may file or is required to file with the Securities and Exchange Commission; and

            (d)  from time to time such other information as Bank may reasonably request."

        7.    The introductory paragraph in Paragraph V. is hereby deleted in its entirety, and the following substituted therefor:

          "Borrower acknowledges and agrees that except as otherwise set forth herein, all references to "Borrower" in this Paragraph 9 shall refer to the Borrower and its subsidiaries both individually and collectively, and any exception, limitation or requirement designated by a dollar amount shall apply to the Borrower and its subsidiaries and affiliates, on an aggregate basis. Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and all of Borrower's subsidiaries and affiliates shall, unless Bank otherwise consents in writing:"

        8.    Paragraph V.9. is hereby deleted in its entirety, and the following substituted therefor:

          "9.    Financial Condition.    Maintain Borrower's financial condition, on a consolidated basis, as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower's financial statements for the period ending January 31, 2000:

            (a)  Tangible Net Worth not at any time less than $25,000,000.00, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity less any intangible assets.

            (b)  Quick Ratio not at any time less than 1.5 to 1.0, with "Quick Ratio" defined as the aggregate of unrestricted cash, unrestricted marketable securities, receivables convertible into cash and refundable deposits collectible within ninety (90) days divided by total current liabilities.

            (c)  Net income after taxes no less than $1.00 on a quarterly basis, determined as of each fiscal quarter end."

        9.    Paragraph V.11. is hereby deleted in its entirety, and the following substituted therefor:

          "11.    Merger, Consolidation, Transfer of Assets.    Without written consent of Bank which shall not be unreasonably withheld, not merge into or consolidate with any other entity; nor make any substantial change in the nature of Borrower's business as conducted as of the date hereof, nor acquire all or substantially all of the assets of or make an investment in any other entity, or with respect to GameTech International, Inc., all or substantially all of the assets of or investment in any other entity which shall, require cash consideration in excess of $7,500,000.00, nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business."

        10.  Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein, This Amendment and the Agreement shall be read together, as one document.

        11.  Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

        Your acknowledgment of this Amendment shall constitute. acceptance of the foregoing terms and conditions.

Sincerely,
WELLS FARGO BANK, NATIONAL ASSOCIATION
		By:	/s/ JOHN D. HELMS John D. Helms Vice President
Acknowledged and accepted as of 4-1-2000
GAMETECH INTERNATIONAL, INC.
By:	/s/ JOHN J. PAULSON
Title:	CFO
BINGO TECHNOLOGIES CORPORATION
By:	/s/ JOHN J. PAULSON
Title:	CFO